Exhibit 10.1

AMENDMENT NO. 1 TO THE
INVESTMENT ADVISORY AND MANAGEMENT SERVICES AGREEMENT

This Amendment No. 1 to the Investment Advisory and Management Services Agreement, dated as of August 21, 2014 (this “Amendment”), is made and entered into as of July 2, 2015 by and among Business Development Corporation of America II, a Maryland corporation (the “Company”) and BDCA Adviser II, LLC, a Delaware limited liability company (the “Adviser”).

RECITALS

WHEREAS, the Company and the Adviser are parties to the Investment Advisory and Management Services Agreement, dated as of August 21, 2014 (the “Agreement”); and

WHERAS, the Company and the Adviser desire to amend the Agreement as set forth in greater detail below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Adviser hereby agree as follows:

1.          The Section 3(b)(i) of the Agreement is hereby amended and replaced with the following:

(i) The first part, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income (as defined in this Section 3(b)) for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on Adjusted Capital (as defined in this Section 3(b)) at the beginning of the most recently completed calendar quarter, of 1.75% (7.00% annualized), subject to a “catch up” feature (as described below). The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A) The Subordinated Incentive Fee on Income shall not be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.75%, or 7.00% annualized (the “Preferred Return”), on Adjusted Capital;

(B) 100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the preferred return but is less than or equal to 2.0588% in any calendar quarter (8.2352% annualized) shall be payable to the Adviser. This portion of the company’s Subordinated Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 15.0% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.0588% (8.2352% annualized) in any calendar quarter; and

(C) For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.0588%, or 8.2352% annualized, the Subordinated Incentive Fee on Income shall equal 15.0% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved;

2.          Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

3.          Counterparts. This Amendment may be executed (including by facsimile transmission with counterpart pages) in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both Parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.

COMPANY:

Business Development Corporation of America II

By:	/s/ Peter M. Budko
Name:	Peter M. Budko
Title:	Chairman, Chief Executive Officer and President

ADVISER:

BDCA Adviser II, LLC

By:	/s/ Peter M. Budko
Name:	Peter M. Budko
Title:	Chief Executive Officer